Exhibit 10.1

October 6, 2011

Mr. R. Kirk Morgan

c/o ICG Group, Inc.

690 Lee Road, Suite 310

Wayne, PA 19087

Dear Kirk:

This letter agreement amends and restates the letter agreement dated December 18, 2008 between you and the Company, as amended on June 18, 2010. I am very pleased to reaffirm the severance package that will be made available to you, subject to the terms set forth herein, should the Company terminate you without cause (as defined in your Stock Appreciation Right (“SAR”) Certificate dated July 22, 2005) on or prior to December 31, 2014. The terms and benefits are set forth below.

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SEVERANCE PAY - Unless payment is required to be delayed pursuant to paragraph (b) of “Section 409A of the Internal Revenue Code” below, within 60 days after your termination of employment, ICG will pay you a lump sum payment equal to twelve (12) months of base salary plus target bonus at the rate existing as of the date of termination of employment.

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ANNUAL BONUS - Unless payment is required to be delayed pursuant to paragraph (b) of “Section 409A of the Internal Revenue Code” below, payment of a pro rated bonus shall be made if, as and when bonuses are paid to other executives of the Company, provided that such payment, if any, shall be paid on or after the January 1 of the year following the year in which your termination of employment occurs, but not later than March 15 of such year.

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EMPLOYEE BENEFITS - ICG will continue to provide you and your family medical and dental insurance at the same percent of premium payment existing at the time of termination until the earlier of (A) twelve (12) months after termination of employment and (B) your eligibility for any of these benefits under another employer’s or spouse’s employer’s plan.

•	OUTPLACEMENT - ICG will provide you outplacement career counseling until the earlier of (A) twelve (12) months after termination of employment; and (B) your employment with a subsequent employer.

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EQUITY - ICG Management will recommend to the Compensation Committee of the Board of Directors that your carried interest plan be subject to vesting credit for an additional twelve (12) months service (in addition to your actual service with ICG). Your SARs and options shall be exercisable after your termination of employment until the earliest of (i) twenty-four (24) months, (ii) twelve (12) months after the ICG share price is maintained at a price per share of $20.00 or greater (subject to adjustment for stock splits and the like) for twenty (20) consecutive trading days after termination of your employment and (iii) the original termination date of each such SAR or option.

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CHANGE IN CONTROL - In the event of an involuntary termination in connection with a change in control (as defined in the summary plan description), you will receive 100% acceleration of all carried interest plan and equity grants. The term to exercise any SAR or option grant shall be extended to the remaining term of the option.

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RELEASE - Availability of the severance benefits set forth above will be conditioned upon your executing, and not rescinding or breaching, upon termination of employment a general release of liability in a form acceptable to ICG, which shall include restrictive covenants substantially similar to those set forth in the restrictive covenant agreement by which you are currently bound. If you elect not to sign such release, you will be eligible only for the standard severance package applicable at that time.

As a reminder, ICG’s Board of Directors has previously adopted stock ownership guidelines for the senior management of ICG. Under these guidelines, you are expected to own the lesser of (1) 40% of any restricted stock granted to you that vests after February 21, 2006, and (2) stock worth at least 40% of your base salary.

Section 409A of the Internal Revenue Code

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and all installment payments shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to you during the 6 month period following your termination date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of your termination of employment, ICG’s (or any entity required to be aggregated with ICG under section 409A of the

Code) stock is publicly-traded on an established securities market or otherwise and you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of ICG (or any successor thereto) in accordance with ICG’s (or any successor thereto) “specified employee” determination policy), then ICG shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the 6 month period following your termination date with the Company (or any successor thereto) for 6 months following your termination date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to you within 10 days following the date that is 6 months following your termination date with the Company (or any successor thereto). If you die during such 6 month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate within 60 days after your death.

This letter agreement is not intended to modify your status as an at-will employee of ICG and all other employment terms and conditions remain the same.

Sincerely,

/s/ Walter W. Buckley, III

Walter W. Buckley, III
Chief Executive Officer

Acknowledged and agreed as of October 6, 2011:

/s/ R. Kirk Morgan
R. Kirk Morgan

cc: Employee file

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